Prospect Energy Corporation Provides Business Updates

NEW YORK, NY -- 05/22/2006 -- Prospect Energy Corporation (NASDAQ: PSEC) ("Prospect") announced today that Vastardis Compliance Services ("Vastardis Compliance") has informed Prospect that Vastardis Compliance is winding down its outsourced Chief Compliance Officer ("CCO") business line to focus on its fund administration and financial reporting businesses. Accordingly, William E. Vastardis will continue as Prospect's Chief Financial Officer, and Vastardis Compliance will continue providing fund administration and financial reporting services to Prospect, but Mr. Vastardis has requested that Prospect seek a replacement CCO, preferably targeted to assume compliance duties by August 1, 2006.

"The CCO roles demand a lot of time and resources and the recent growth of our fund administration business has been tremendous," commented Mr. Vastardis. "But I look forward to continuing my relationship with Prospect in our other roles and as a shareholder in the Company, and I will certainly make myself available to consult with the new CCO as needed," he added. Mr. John Barry, Prospect CEO, noted that "Prospect will miss Mr. Vastardis' leadership and performance as CCO, but understands the constraints that a growing business places on his time. Further, given Prospect's anticipated growth, it makes sense at this time to hire an in-house CCO to manage such an important function as compliance."

Separately, Prospect announced that Unity Virginia Holdings, LLC and affiliates ("Unity") have filed voluntarily for reorganization under Chapter 11 of Title 11 of the United States Code. Unity plans to continue its operations while a restructuring plan is finalized toward an eventual sale of the business. Unity has produced more than 225,000 tons of metallurgical and steam quality coal and has processed more than 215,000 tons of third-party coal during the past twelve months. Prospect holds $3.58 million of second lien secured debt, representing approximately 3% of Prospect's asset base. PlainsCapital Bank has provided $4.11 million of senior bank debt, which benefits from personal guarantees from Karl Singer and Keller Smith of Unity Platform LP ("Platform"), a Dallas investment firm, as well as Coalline, an affiliate of the Bass family. Platform and Coalline have provided more than $8 million of equity capital to Unity. Jim Flores, a senior investment professional with Prospect, said: "With a recent appraisal of $22 million for the properties, our lien on more than $17 million invested in the rampup of Unity's coal mining operations since January 2005, our lien on nearly 12 million tons of third-party engineered recoverable metallurgical and steam coal, our lien on a fully functional 450 tons per hour preparation plant and loadout facility on the Norfolk & Southern Railway, and our lien on Platform's nearby Unity Pound River LLC reserves, I am confident that these assets will enable Unity to pay Prospect full principal and interest."

ABOUT PROSPECT ENERGY CORPORATION

Prospect Energy Corporation (www.prospectenergy.com) is a closed-end investment company that lends to and invests in energy-related businesses. Prospect Energy's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Energy could have a material adverse effect on Prospect Energy and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Prospect Energy Corporation
John Barry
Chairman and Chief Executive Officer
jbarry@prospectstreet.com

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-0702